Sub-Item 77Q2

Nuveen Insured Dividend Advantage Municipal Fund
333-59770, 811-09475

Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the officer listed below was filed late
as disclosed in the filing and except that the Form 3 report,
Initial Statement of
Beneficial Ownership of Securities, on behalf
of the officer listed below was amended, due to an
incorrect date on original Form 3.
..
..

There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

James Ruane, filed amended Form 3 on April 1, 2009, accession number 0001225208-09- 009325.

Paul L. Brennan - Forms 4 filed on June 2, 2009, accession number
0001225208-09-013575